EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
	Three months ended		Nine months ended
	September 30,		September 30,
	--------------------------		-------------------------
(in millions, except per share amounts)	2002	2001	2002	2001
	-----------	----------	----------	----------
Income from continuing operations	$466	$771	$1,376	$570
Cumulative effect of accounting change	-	-	(61)	-
	-----------	----------	----------	----------
Net Income	466	771	1,315	570
	-----------	----------	----------	----------
Interest expense on 7.50% Convertible Subordinated Notes
(net of income taxes of $2 million, and $3 million, respectively)	3	-	4	-
	-----------	----------	----------	----------
Net Income for Diluted Calculations	$469	$771	$1,319	$570
	=======	======	======	======

Weighted average common shares outstanding, basic (1)	373	363	368	363
Add:	Employee stock options and PG&E Corporation
shares held by grantor trusts	-	1	2	-
PG&E Corporation warrants	3	-	1	-
7.50% Convertible Subordinated Notes	19	-	7	-
	-----------	----------	----------	----------
Shares outstanding for diluted calculations	395	364	378	363
	=======	======	======	======
Earnings Per Common Share, Basic (2)
Income from continuing operations	$1.25	$2.12	$3.74	$1.57
Cumulative effect of accounting change	-	-	(0.17)	-
	-----------	----------	----------	----------
Net earnings	$1.25	$2.12	$3.57	$1.57
	=======	======	======	======
Earnings Per Common Share, Diluted (2)
Income from continuing operations	$1.19	$2.12	$3.65	$1.57
Cumulative effect of accounting change	-	-	(0.16)	-
	-----------	----------	----------	----------
Net earnings	$1.19	$2.12	$3.49	$1.57
	=======	======	======	======

(1) Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at September 30, 2002 and 2001, respectively) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at September 30, 2002 and 2001, respectively).

(2) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K and Statement of Financial Accounting Standards No. 128.